Exhibit 99.2

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ENTERS INTO CONTRACT
TO ACQUIRE SECOND SHOPPING CENTER IN LILBURN, GEORGIA

•	Acquisition will expand Wheeler’s geographic footprint to 5 locations in Georgia

•	Property is shadow-anchored by Kroger

•	Leased by national tenants that include Auto Zone and Metro PCS

•	Center is 100% leased

Virginia Beach, VA – March 30, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today that the Company has entered into a contract to acquire Beaver Ruin II Village (“Beaver Ruin II” or the “Property”), a 34,925 square foot shopping center located in Lilburn, Georgia. The Company will purchase the property from Arcado II, LLC, a Georgia limited liability company, for approximately $4.4 million, or $125.27 per square foot, using a combination of cash and bank debt.

Jon S. Wheeler, the Company’s Chairman and Chief Executive Officer, commented, “We are very pleased to expand the Company’s presence in Lilburn. Recently, we entered a contract to acquire the shopping center located across the street from this Property. The two assets are shadow-anchored by a Kroger, the leading grocery store in the community, and each center further benefits the other by drawing in additional merchants to the area. We believe this acquisition to be a sound investment as we are familiar with the area, the center is 100% leased and we have worked with the seller previously. We believe that Beaver Ruin II will generate strong returns for our shareholders.”

Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) signs contract to acquire Beaver Ruin II Village, a shopping center located in Lilburn, GA, in close proximity to another Wheeler property.

Beaver Ruin II Village – Lilburn, Georgia
Built in 1976, Beaver Ruin II is a 34,925 square foot shopping center. Auto Zone is the majority leaseholder of the Property with the remaining square footage occupied by national, regional and local tenants such as Metro PCS, Agavero Cantina and Fred Loya Insurance Agency.

Beaver Ruin II is located off of Lawrenceville Highway and is also known as U.S. Route 29, a 1,036 mile highway that runs from Pensacola, Florida to Baltimore, Maryland. The Property is in close proximity to the intersection of Beaver Ruin Road and Lawrenceville Highway, which has a combined traffic count of 55,000 vehicles per a day. The center is approximately 25 miles northeast of Atlanta and 32 miles southeast of Marietta.

Location / Demographic Information
Lilburn is a city in Gwinnett County, Georgia and has a population of 13,344 people. Lilburn is a part of the Atlanta-Sandy Springs-Roswell, Georgia Metropolitan Statistical Area, the ninth-largest metropolitan statistical area in the United States.

As of the 2010 census, Gwinnett County had a population of 805,321 people and is the second most populated county in Georgia. Gwinnett County is home to the headquarters of several corporations including NCR Corporation, Asbury Automotive Group, Waffle House, and Primerica.

About Wheeler Real Estate Investment Trust, Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. The Company’s strategy is to opportunistically acquire and reinvigorate well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and are located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
The Company considers portions of the information in this press release relating to its business operations and contemplated acquisition to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding the anticipated closing of the acquisition of the Property and the anticipated profitability of such acquisition are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com